Exhibit 10.20

                          SECURITIES PURCHASE AGREEMENT


This Securities Purchase Agreement (the "AGREEMENT") is made and entered into on the 31st day of May, 1996 between LYNN BOONE (the "SECURITYHOLDER"), being the owner of all of the issued and outstanding shares of capital stock of BOONE GEOPHYSICAL, INC., a Texas corporation ("BOONE"), and VENTURE SEISMIC LTD., an Alberta corporation (the "BUYER").

The Securityholder collectively owns all of the issued and outstanding shares of capital stock of Boone (the "SHARES"), with the Securityholder owning the number and type of Shares set forth in Exhibit A hereto. The Buyer desires to purchase from the Securityholder, and the Securityholder desires to sell to the Buyer, all of the Shares in accordance with the provisions of this Agreement. References in this Agreement to "SECTION A" refer to a section in Appendix A hereto.

NOW THEREFORE, intending to be legally bound hereby, the parties hereto agree as follows:

1. SALE AND PURCHASE OF THE SHARES. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as defined in Section 2(a) hereof) the Securityholder shall sell to the Buyer and the Buyer shall purchase from the Securityholder all of the Shares owned by the Securityholder in exchange for a total purchase price of $1,750,000.00, determined and payable as follows:

         (a) $1,150,000.00 by cash, certified cheque or solicitor's trust cheque or cheques, allocated to the Securityholder hereto, delivered at the Closing (as defined in Section 2(a) hereof) (the "CASH CONSIDERATION");

         (b) $400,000.00 by issuance of 93,633 common shares of the Buyer (the "VSL SHARES") to the Securityholder, which shares shall be delivered at the Closing (as defined in Section 2(a) hereof) in the manner provided in Section 2(b) hereof;

         (c)      $200,000.00 in accordance with the following schedule:

        DATE OF PAYMENT                         AMOUNT AND METHOD OF PAYMENT

       (i)      September 1, 1996                  $50,000.00 cash
       (ii)     December 1, 1996                   $50,000.00 in VSL Shares
       (iii)    March 1, 1997                      $50,000.00 cash
       (iv)     June 1, 1997                       $50,000.00 in VSL Shares,

                  with the above number of the VSL Shares to be delivered at the payment dates described above to the Securityholder in the manner provided in Section 2(b) hereof, all subject to Section 3 for post-closing adjustments to such purchase price. Notwithstanding anything herein contained in this Section 1(c), the Buyer shall have the option to pay cash to the Securityholder in lieu of the VSL Shares described in Section 1 (c) (ii) or (iv), as the case may be. In the event the Buyer elects to pay such amounts by issuing VSL Shares, the number of VSL Shares to be issued to the Securityholder shall be determined by dividing the respective amounts by the average closing price per Buyer common share on the

                  Nasdaq National Market for ten (10) consecutive trading days ending on the date immediately preceding the date on which the payment in VSL Shares is to be made.

2.       CLOSING.

     (a) The closing (the "CLOSING") of the sale and purchase of Shares described in Section 1 hereof shall take place at the offices of the Securityholder's solicitors, Hal R. Ridley, commencing at 10:00 a.m., local time, on the later of (i) May 31, 1996, or (ii) the 6th business day after notice from the Buyer of satisfaction of the conditions(s) precedent set forth in Sections 7.1-7.6. The date on which the Closing takes place is sometimes referred to herein as the "CLOSING DATE". The transactions contemplated by this agreement shall be effective as of May 31, 1996 (the "EFFECTIVE DATE") and during the interim period from the Effective Date to the Closing Date the Securityholder shall operate Boone for the account of the Buyer and shall carry on business in the normal course during such time.

     (b) At the Closing, the Securityholder shall deliver to the Buyer, free and clear of all security interests, pledges, liens, transfer and stamp tax obligations, encumbrances, claims and other charges thereon of every kind, the certificates for the Shares to be sold by the Securityholder in negotiable form, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank, in exchange for (i) the Cash Consideration, and (ii) the delivery by the Buyer to the Securityholder of the VSL Shares pursuant to
Section 1(b) hereof.

     (c) At the Closing, the Securityholder shall make available to the Buyer the written resignations of all the directors and officers of Boone effective as of the Closing Date except for such directors and officers as the Buyer shall designate in writing, and shall cause to be made available to the Buyer and any continuing directors and officers of Boone (the "POST-CLOSING BOONE DIRECTORS AND OFFICERS") all minute books, stock record books, books of account, corporate seals, leases, contracts, agreements, securities, bank, checking and money market accounts, other investments, deposits, customer and subscriber lists, files and other documents, instruments and papers belonging to Boone and shall cause full possession and control of all of the assets and properties of every kind and nature, tangible and intangible, of Boone and of all other things and matters pertaining to the operation of the business of Boone to be transferred and delivered to the post- Closing Boone directors and officers. At the Closing, the Securityholder shall also deliver to the Buyer, and the Buyer shall deliver to the Securityholder, the agreements, certificates and other instruments and documents referred to in Sections 7 and 8 hereof, respectively.

     (d) After the Closing, the Buyer shall make all agreements, documents, information and other items referred to in Section 2(c) hereof available to the Securityholder for inspection, in each case upon reasonable prior notice to the Buyer, during normal business hours, at no expense to the Buyer and only for a proper purpose, including without limitation the use thereof in connection with
(i) the Securityholder's review of the Closing Balance Sheet (as defined in Section 3(a) hereof), (ii) the indemnification and other obligations of the Securityholder hereunder and (iii) the payment of any liability to any third party which is owed by the Securityholder.

3.       POST-CLOSING ADJUSTMENT TO PURCHASE PRICE.

     (a) As soon as reasonably practical following (but not more than 60 days after) the Closing Date, the Buyer shall prepare and deliver to the Securityholder a balance sheet of Boone as of the Effective Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis with the preparation of the December 31, 1995 Balance Sheet (as defined in Section
A.2.4 hereof), to the extent such methods and criteria are consistent with U.S. generally accepted accounting principles, consistently applied, provided that the Closing Balance Sheet shall in any event reflect (i) the assumption by the Securityholder of all liabilities of Boone and the transfer to the Securityholder of all accounts receivable of Boone incurred prior to the Effective Date as set forth in Section 12.1 hereof, (ii) the distribution by Boone, immediately prior to Closing, of land and buildings located at 874A Wire Road, Huntsville, Texas to Securityholder or his nominee, (iii) the distribution by Boone, immediately prior to the Closing, to the Securityholder of all bank accounts of Boone and cash in excess of $50,000.00, and (iv) the distribution (if made) by Boone, immediately prior to the Closing, to the Securityholder of key man life insurance policies and any cash value associated therewith. All expenses incurred in connection with the preparation of the Closing Balance Sheet shall be the responsibility of the Buyer.

     (b) The Closing Balance Sheet shall become final and binding upon the parties unless within 10 days following its submittal to the Securityholder, the Securityholder notifies the Buyer of his objection thereto, which objection may only be that the Closing Balance Sheet was not properly prepared under Section 3(a) hereof. If the Securityholder does so notify the Buyer of their objection to the Closing Balance Sheet, the Securityholder and the Buyer shall negotiate in good faith to resolve any differences. If within 30 days following the receipt of such notice by the Buyer any of such differences have not been resolved, they shall be resolved by Ernst & Young, Calgary, Alberta, the Buyer's independent chartered accountants, whose opinion thereon and the resulting Closing Balance Sheet shall be final, binding and not subject to any appeal. The fees and expenses of Ernst & Young shall be paid one-half by the Securityholder and one-half by the Buyer.

     (c) Within 10 days following the final determination of the Closing Balance Sheet, either (i) the Buyer shall pay to the Securityholder the amount by which the assets (other than fixed assets) minus the liabilities is in excess of $50,000.00 on such Closing Balance Sheet or (ii) the Securityholder shall pay to the Buyer the amount by which the assets (other than fixed assets) minus the liabilities is less than $50,000.00 on such Closing Balance Sheet.

     (d) Nothing in this Section 3 shall preclude any party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it, him or her hereunder or otherwise for any misrepresentation or breach of warranty hereunder, but neither the Buyer nor the Securityholder shall have any right to dispute the Closing Balance Sheet or any portion thereof once it has been finally determined in accordance with Section 3(b) hereof.

 4. EXAMINATION OF BUSINESS AND ASSETS. For the purpose of allowing the Buyer to analyze the business and affairs of Boone, all information relative to the Shares, the business of Boone and the assets in the possession of the Securityholder or Boone to which the Securityholder or Boone have access shall be open to inspection by the Buyer, the Buyer's financial advisors and the Buyer's Alberta and Texas solicitors, Burstall Ward and Thompson & Knight, at any reasonable time up to and including two (2) business days prior to the Closing Date, as the Buyer may deem reasonably necessary or advisable in order to ensure that each of the representations, warranties, covenants and agreements of the Securityholder and Boone herein contained shall be true and correct on the Closing Date (the "DUE DILIGENCE").

 5. REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER. The Securityholder represents and warrants to the Buyer as set forth in Sections A.1 and A.2 of Appendix A hereto, which Sections are incorporated in this Section 5 by reference and are deemed to be a part of this Agreement. The representations and warranties shall be effective on the Effective Date and on the Closing Date.

 6. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Securityholder as set forth in Section A.3 of Appendix A hereto, which Section is incorporated in this Section 6 by reference and is deemed to be a part of this Agreement. The representations and warranties shall be effective on the Effective Date and on the Closing Date.

 7. CONDITIONS PRECEDENT TO THE BUYER'S OBLIGATIONS. All obligations of the Buyer under this Agreement are subject to the fulfilment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

 7.1 APPROVAL OF DUE DILIGENCE. The Buyer shall have received the requisite approval from its board of directors of the transactions contemplated by this Agreement and of the Due Diligence.

 7.2 PERFORMANCE BY THE SECURITYHOLDER. The Securityholder shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

 7.3 EMPLOYMENT AGREEMENTS, NON-COMPETITION AGREEMENTS. Each of Lynn Boone and Donna Boone shall have executed and delivered an employment agreement with the Buyer providing for a twenty five month employment term and the Buyer and the Securityholder shall have entered into a non-competition agreement on terms satisfactory to such parties, which will include appropriate non-competition provisions for a minimum of 3 years after the Closing Date.

 7.4 REGULATORY APPROVALS. The Buyer shall have obtained all applicable governmental, regulatory, stock exchange and contractual approvals to complete the transactions contemplated by this Agreement.

 7.5 RELEASES. The Securityholder and any other officers and directors of Boone shall have executed and delivered releases in favour of Boone in their capacities as directors, officers, shareholders and employees of Boone, in such form as required by the Buyer.

 7.6 APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Burstall Ward, counsel for the Buyer, in the exercise of their reasonable judgment. The Securityholder shall also have delivered to the Buyer such other documents, instruments, certifications and further assurances as such counsel for the Buyer may reasonably require.

 8. CONDITIONS PRECEDENT TO THE SECURITYHOLDER'S OBLIGATIONS. All obligations of the Securityholder under this Agreement are subject to the fulfilment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

 8.1 PERFORMANCE BY THE BUYER. The Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

 8.2 EMPLOYMENT AGREEMENTS. The Buyer shall have executed and delivered an employment agreement with Lynn Boone providing for a twenty five month employment term.

 8.3 APPROVAL OF COUNSEL; CORPORATE MATTERS. All actions, proceedings, resolutions, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved on the Closing Date by Hal R. Ridley, counsel for the Securityholder, in the exercise of his reasonable judgment. The Buyer shall also have delivered to the Securityholder such other documents, instruments, certifications and further assurances as such counsel for the Securityholder may reasonably require.

 9. INDEMNIFICATION.

 9.1 INDEMNIFICATION BY THE SECURITYHOLDER. From and after the Closing, the Securityholder shall reimburse, indemnify and hold harmless the Buyer and its affiliates (including without limitation Boone) (each such person and its successors and assigns is referred to herein as a "BUYER INDEMNIFIED PARTY") against and in respect of any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party because of or that result from, relate to or arise out of the untruth, inaccuracy or breach of, any representation or warranty of the Securityholder contained in Section A.1 of this Agreement and any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.1.

 9.2 FURTHER INDEMNIFICATION BY THE SECURITYHOLDER. From and after the Closing, the Securityholder shall reimburse, indemnify any Buyer Indemnified Party against and in respect of:

 (a) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by any Buyer Indemnified Party because of or that result from, relate to or arise out of:

     (i) the untruth, inaccuracy or breach of, or the failure to fulfil, any representation, warranty (other than a representation or warranty contained in Section A.1 of this Agreement), agreement, covenant or statement of any Securityholder contained in this Agreement or in any certificate or other writing furnished to the Buyer by or on behalf of any Securityholder or Boone in connection herewith;

     (ii) any claim by any former shareholder of Boone involving the transactions contemplated hereby or any prior transaction involving any shares of capital stock of Boone or any predecessor corporation
              (including, without limitation, claims
            relating to any and all decisions and determinations made with respect to amounts or allocations of purchase price or other consideration); or

(iii) the assertion against any Buyer Indemnified Party of any liability or obligation relating to or arising out of the business, operations or assets of Boone prior to the Closing Date or the actions or omissions of Boone's directors, officers, shareholders, employees or agents prior to the Closing Date, including without limitation any liability or obligation relating to, and any claim which arises out of or is based upon, (1) negligence, (2) strict liability, (3) any Environmental Claim (as defined in Section A.2.19 hereof) or which otherwise relates to, or involves a claim, liability or obligation which arises out of or is based upon, any Environmental Law (as defined in Section A.2.19 hereof) to the extent that such liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, (4) any other statute, rule or regulation or (5) any express or implied representation, warranty, agreement or guarantee made by or on behalf of Boone, or alleged to have been made by or on behalf of Boone, or any liability or obligation which is imposed or asserted to be imposed on Boone or any successor corporation by operation of law, in connection with any product designed, used, rented, sold, manufactured, shipped or installed by or on behalf of Boone, or for any service performed by or on behalf of Boone, including without limitation any acts, omissions, workmanship or material performed or sold by Boone, in any case prior to the Closing Date and irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Boone or any successor corporation (with all references to Boone in this Section 9.2(a)(iii) also deemed to be references to any predecessor in business of Boone; provided, however, that the foregoing shall not apply to liabilities and obligations of Boone described in Section A.2.7(a) hereof; and

    (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.2.

  9.3 INDEMNIFICATION BY THE BUYER. From and after the Closing, the Buyer shall reimburse, indemnify and hold harmless the Securityholder (the Securityholder and his or her heirs, administrators, personal representatives and assigns is referred to herein as a "SECURITYHOLDER INDEMNIFIED PARTY") against and in respect of:

   (c) any and all damages, losses, settlement payments, deficiencies, liabilities, costs and expenses suffered, sustained, incurred or required to be paid by such Securityholder Indemnified Party because of or that result from, relate to or arise out of:

            (i) the untruth, inaccuracy or breach of, or the failure to fulfil, any representation, warranty, agreement, covenant or statement of the Buyer contained in this Agreement or in any certificate or other writing furnished to the Securityholder by or on behalf of the Buyer in connection herewith; or

            (ii) the assertion against any Securityholder Indemnified Party of any liability or obligation relating to or arising out of the business, operations or assets of Boone or any Subsidiary after the Closing Date or the actions or omissions of Boone's directors, officers, shareholders, employees or agents (other than Securityholder) after the Closing Date; and

   (d) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 9.3.

9.4      LIMITATIONS ON LIABILITY.

  (e) Except as otherwise provided in Section 9.6 hereof and except that this limitation shall not apply to any indemnification claims arising under or with respect to Sections 9.1 and 10(a) hereof or to any purchase price adjustments made in accordance with Section 3 hereof, the Securityholder shall not be liable to any Buyer Indemnified Party under Section 9.2 for any misrepresentation or breach of warranty until the aggregate amount for which they would otherwise (but for this provision) be liable to any or all Buyer Indemnified Parties for all such misrepresentations and breaches of warranty exceeds in the aggregate the sum (the "DEDUCTIBLE") of $5,000.00

  (f) Except as otherwise provided in Section 9.6 hereof and except that this limitation shall not apply to any indemnification claim arising under or with respect to Section 10(b) hereof, the Buyer shall not be liable to any Securityholder Indemnified Party under Section 9.3 hereof for any misrepresentation or breach of warranty until the aggregate amount for which it would otherwise (but for this provision) be liable to any or all Securityholder Indemnified Parties for all such misrepresentations and breaches of warranty exceeds in the aggregate the Deductible.

  9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  Except as provided in Section
  9.6 hereof, the representations and warranties given or made by the Securityholder or the Buyer in this Agreement or in any certificate or other writing furnished in connection herewith shall survive the Closing for a period of two years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that (a) all representations and warranties relating to Taxes and Tax Returns (each as defined in Section
  A.2.10 hereof) shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof, (b) all representations and warranties set forth in Sections A.1 and A.2.19 and 10(a) hereof shall survive the Closing without limitation and (c) any representation or warranty as to which a claim (including without limitation a contingent claim) shall have been asserted during the survival period shall continue in effect with respect to such claim until such claim shall have been finally resolved or settled. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties of the other party or parties set forth herein.

  9.6 EXCEPTIONS TO LIMITATIONS. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any Buyer Indemnified Party has, or might have, at law, in equity or otherwise, against the Securityholder, or which any Securityholder Indemnified Party has or might have against the Buyer, based on any willful misrepresentation, willful breach of warranty or willful failure to fulfil any agreement or covenant.

  9.7 PAYMENT OF INDEMNIFICATION OBLIGATIONS. In the event that any Securityholder or the Buyer is required to make any payment under this Section 9, such party shall promptly pay the Buyer Indemnified Party or the Securityholder Indemnified Party, as the case may be, the amount of such indemnity obligation. If there should be a dispute as to such amount, such Securityholder or the Buyer, as the case may be, shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute. The difference, if any, between the amount of the obligation ultimately determined as properly payable under this Section 9 and the portion, if any, theretofore paid shall bear interest for the period from the date the amount was demanded by the Buyer Indemnified Party or the Securityholder Indemnified Party, as the case may be, until payment in full, payable on demand, at the fluctuating rate per annum which at all times shall be two percentage points in excess of the rate which is publicly announced from time to time by The Toronto-Dominion Bank or such other Canadian chartered bank as its "PRIME RATE".

  9.8  INDEMNIFICATION  PROCEDURE.  All  claims for  indemnification  under this
  Section 9 shall be asserted and resolved as follows:

     (g) In the event that any claim or demand for which a party (the "INDEMNIFYING PARTY") would be liable to any Buyer Indemnified Party or Securityholder Indemnified Party (in either case, the "INDEMNIFIED PARTY") hereunder is asserted against an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim or demand) (the "CLAIM NOTICE"). The Indemnifying Party shall have 10 days from the receipt of the Claim Notice (the "NOTICE PERIOD") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such claim or demand, provided that the Indemnified Party is hereby authorized (but not obligated) prior to and during the Notice Period to file any motion, answer or other pleading which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such claim in the Indemnified Party's sole discretion and, if it is ultimately determined that the Indemnifying Party is responsible therefor under this Section 8, then the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including without limitation interest as provided in Section
           9.7 hereof.

     (h) The Buyer Indemnified Party shall have the right to control the defense of any such claim or demand and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Buyer Indemnified Party should elect to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Indemnifying Party.

     (i) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within the Notice Period that the Indemnifying Party disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

     (j) Nothing herein shall be deemed to prevent the Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made.

     (k) The Indemnified Party's failure to give reasonably prompt notice to the Indemnifying Party of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

10.      NO BROKERS' OR FINDERS' FEES.

     (a) The Securityholder represents and warrants that all discussions, activities and negotiations relative to this Agreement have been carried on by him directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect hereof or the consummation of the transactions contemplated hereby (other than as disclosed to the Buyer in the case of a fee payable by the Securityholder to Jack Clements) and the Securityholder agrees to indemnify and hold harmless the Buyer Indemnified Parties against any and all claims, losses, liabilities and expenses (including without limitation reasonable legal fees and expenses) which may be asserted against or incurred or paid by any of them as a result of the Securityholder's dealings, arrangements or agreements with any such person.

     (b) The Buyer represents and warrants that all discussions, activities and negotiations relative to this Agreement have been carried on by the Buyer and its affiliates directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect hereof or the consummation of the transactions contemplated hereby and the Buyer agrees to indemnify and hold harmless the Securityholder Indemnified
          Parties against any and all claims, losses, liabilities and expenses (including without limitation reasonable legal fees and expenses) which may be asserted against or incurred or paid by the Securityholder as a result of the Buyer's dealings, arrangements or agreements with any such person.

11.      COVENANT NOT TO COMPETE.

     (a) From the date of this Agreement until the third anniversary of the Closing, the Securityholder agrees that he will not, anywhere in the world, unless acting for the Buyer or its affiliates or in accordance with the Buyer's prior written consent, (i) (directly or indirectly) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, principal, agent, representative, consultant, investor, owner, partner, manager, joint venturer or otherwise with, or permit his name to be used by or in connection with, any business or enterprise engaged anywhere in the world in geographical seismograph acquisition or during the three-year non-compete period stated above or at the time of its termination,
          (ii) call on or solicit any person who or which during such non-compete period is, or within 18 months prior to any such solicitation had been, a customer of Boone with respect to any business covered by clause (i) above or (iii) solicit the employment of any person who during such non-compete period is, or within 18 months prior to any such solicitation had been, employed by Boone on a full or part-time basis.

     (b)  The  Securityholder  acknowledges  that  (i)  the  provisions  of this
          Section 11 are reasonable and necessary to protect the legitimate interests of the Buyer and its affiliates (including without limitation Boone), (ii) any violation of this Section 11 will result in irreparable injury to the Buyer and its affiliates (including without limitation Boone) and that damages at law would not be reasonable or adequate compensation to the Buyer and its affiliates (including without limitation Boone) for a violation of this Section 11 and (iii) the Buyer and its affiliates (including without limitation  Boone)  shall be entitled to have the  provisions  of this
          Section 11 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages and without posting bond or other security as well as to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Section 11, including without limitation estimated future earnings. In the event that the provisions of this
          Section 11 should ever be deemed or held by a court of competent jurisdiction to exceed the time, geographic, product or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law.

     (c) The Buyer and the Securityholder intend to and do hereby confer jurisdiction to enforce the covenants set forth in this Section 11 upon the courts of any jurisdiction within the geographical scope of such covenants. In addition to Section 12.7 hereof and not in limitation thereof, if the courts of any one or more of such jurisdictions hold such covenants unenforceable in whole or in part, it is the intention of the Buyer and each covenanting Securityholder that such determination not bar or in any way adversely affect the right of the Buyer and its affiliates (including without limitation Boone) to equitable relief and remedies hereunder in courts of any other jurisdiction as to breaches or violations of this Section 11, such covenants being, for this purpose, severable into diverse and independent covenants.

12.      MISCELLANEOUS.

 12.1 ASSUMPTION OF BOONE LIABILITIES, ACCOUNTS RECEIVABLE. All accounts receivable of Boone uncollected as of the Effective Date shall be assigned by Boone to the Securityholder for collection and all liabilities of Boone as specified in Exhibit B hereto shall be assumed and paid by the Securityholder.

 12.2 EXPENSES. The Buyer and the Securityholder shall pay its or his expenses incidental to the preparation hereof and, through the Closing, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby. The parties hereto shall pay their own expenses incidental to the carrying out of the provisions hereof after the Closing, and no such expenses of the Securityholder, including without limitation the Securityholder's legal fees and expenses, shall be paid by or out of any of the assets or properties of the Buyer or Boone.

 12.3 CONTENTS OF AGREEMENT; PARTIES IN INTEREST; ETC. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

 12.4 ASSIGNMENT AND BINDING EFFECT. All of the terms and provisions of this Agreement shall be binding upon and enure to the benefit of and be enforceable by the heirs, administrators, personal representatives, successors and assigns of the parties hereto.

 12.5 WAIVER. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

 12.6 NOTICES. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telegram, by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

         If to the Buyer, to:

         Venture Seismic Ltd.
         3110 80th Avenue S.E.
         Calgary, Alberta
         T2C 1T3
         Telecopier: (403) 777-9080
         Attention:  Brian W. Kozun

         With a required copy to:

         Burstall Ward
         Barristers & Solicitors
         1800, 800 5th Avenue S.W.
         Calgary, Alberta
         T2P 3T6
         Telecopier: (403) 266-6016
         Attention:  Scott W. Sangster

         If to the Securityholder, to:

         Boone Geophysical, Inc.
         Post Office Drawer 1535
         874A Wire Road
         Huntsville, Texas 77347-1535
         Telecopier:
         Attention: President

         With a required copy to:

         Hal R. Ridley
         Attorney at Law
         1224 University Avenue
         Huntsville, Texas 77340
         Telecopier: (409) 295-3788

 or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telegraphed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

 12.7 ALBERTA LAW TO GOVERN; CONSENT TO JURISDICTION. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Alberta. Each of the Buyer and the Securityholder irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding (collectively, "SUIT") instituted by the Securityholder and arising out of this Agreement shall be brought and adjudicated only in the Province of Alberta, (b) agrees that any Suit instituted by the Buyer arising out of this Agreement shall be brought and adjudicated only in the Province of Alberta, and (c) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it, he or she is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper. Each of the Buyer and the Securityholder also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 12.6 hereof.

 12.8 NO BENEFIT TO OTHERS. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Section 9 hereof, the other Buyer Indemnified Parties and Securityholder Indemnified Parties, and their heirs, administrators, personal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

 12.9 HEADINGS; GENDER; "PERSON"; "DOLLARS"; "$". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "PERSON" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity. Any reference to an
 "AFFILIATE" or an "AFFILIATED CORPORATION" herein shall have the meaning ascribed to such terms in the Business Corporations Act (Alberta), as amended from time to time. Any reference to "DOLLARS" or "$" shall refer to dollars of the United States of America.

 12.10 TAX TREATMENT. The Buyer makes no representations regarding the tax consequences to the Securityholder of the transactions contemplated by this Agreement. The Securityholder acknowledges that they have been advised of the tax consequences of the transactions contemplated by this Agreement by their own tax advisers, and that they are relying on their tax advisers in determining their respective tax consequences in connection with the transactions contemplated in this Agreement.

 12.11 EXHIBITS; APPENDIX; SCHEDULES. The Exhibits hereto, Appendix A hereto and the Schedules referred to herein and therein are intended to be and hereby are specifically made a part of this Agreement.

 12.12 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

 12.13 COUNTERPARTS; TELECOPIER EXECUTION. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts. Execution and delivery of counterparts of this Agreement by telecopier by any party shall be binding on all parties to this Agreement.

 IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first written.


                                             VENTURE SEISMIC LTD.


                                             Per:  /s/ Brian W. Kozun
                                                  ---------------------------
                                                   Name:  Brian W. Kozun
                                                   Title:   President


                                             THE SECURITYHOLDER


 /s/ Gina L. McCarver                         /s/ Lynn Boone
- -----------------------------                --------------------------------
WITNESS                                                  LYNN BOONE

                                  APPENDIX A-1

                                   APPENDIX A

                         REPRESENTATIONS AND WARRANTIES

 A.1 REPRESENTATIONS AND WARRANTIES OF THE SECURITYHOLDER. The Securityholder hereby represents and warrants to the Buyer as follows:

 A.1.1 SHARE OWNERSHIP; AUTHORITY. The Securityholder is the lawful owner of record and beneficially of the number of Shares set beside the Securityholder's name in column A of Exhibit A hereto, free and clear of all security interests, pledges, liens, encumbrances, claims and other charges and restrictions thereon of every kind, including without limitation any agreements, subscriptions, options, warrants, calls, commitments or rights (contingent or otherwise) of any character granting to any person any interest in or right to acquire from the Securityholder at any time, or upon the happening of any stated event, any Shares owned by the Securityholder. The Securityholder has full right, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly executed and delivered by the Securityholder. This Agreement constitutes the legal, valid and binding obligation of the Securityholder enforceable against the Securityholder in accordance with its terms.

 A.1.2 VALIDITY OF CONTEMPLATED TRANSACTIONS; ETC. The execution, delivery and performance hereof by the Securityholder will not contravene or violate (a) any law, rule or regulation to which the Securityholder is subject or (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Securityholder; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which the Securityholder is a party or otherwise bound or affected. No authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance hereof by the Securityholder.

 A.1.3 NO CLAIMS AGAINST BOONE. The Securityholder has no claim, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, against Boone for any reason and, in the case of a Securityholder who is an employee, for wages and benefits owing in the ordinary course of business of Boone.

 A.1.4 THE VSL SHARES, RESTRICTIONS ON TRANSFER, INVESTMENT REPRESENTATIONS. The Securityholder acknowledges that the execution of this Agreement by the Securityholder and the delivery to the Securityholder of the VSL Shares has been or will be made in reliance upon, and is conditioned on, the following representations, warranties, acknowledgments and covenants of the
 Securityholder:

     (a) The Securityholder has such knowledge and experience in financial, tax and business matters that he is fully capable of evaluating the relative risks and merits of the obligations incurred under this Agreement and making an informed decision with respect hereto. The Securityholder is completely familiar with the business, operations, assets, properties, prospects and financial condition of the Buyer; and the Securityholder hereby waives and relinquishes any duty on the part of the Buyer to disclose any matter, fact or thing relating to the business, operations, assets, properties, prospects or financial condition of the Buyer now known or hereafter known by the Buyer.

                                  APPENDIX A-2

     (b) The Securityholder acknowledges a thorough familiarity with, and an understanding of, the definition of "ACCREDITED INVESTOR" as defined in Rule 501(a) of Regulation D, as such Rule is currently in effect and represents and warrants that the Securityholder is an accredited investor within the meaning of such definition.

     (c) The Securityholder acknowledges that he has not received from the Buyer or any person acting on the Buyer's behalf any general solicitation or public media advertisements.

     (d) The Securityholder acknowledges that the VSL Shares to be received by the Securityholder under this Agreement will not have been registered under the Securities Act of 1933, as amended (the "ACT"), nor qualified under a prospectus filed under the Securities Act (Alberta) nor have the VSL Shares been registered under the securities or "BLUE SKY" laws of any of the United States or Canada or of any other jurisdictions and will be "RESTRICTED SECURITIES" as defined in Rule 144 under the Act (securities acquired from an issuer in a transaction not involving a public offering).

     (e) The Securityholder represents and warrants to the Buyer that the VSL Shares are not being acquired with a view to, or for resale in connection with, the distribution thereof, and understands that the effect of such representation and warranty is that the VSL Shares must be held by the Securityholder unless and until subsequently registered under the Act and applicable state and provincial securities laws, or unless an exemption from such registration or prospectus requirement is available at the time of any proposed sale or other transfer. Each Securityholder understands that Rule 144 under the Act requires, among other conditions, a two year holding period prior to the resale of the VSL Shares without having to satisfy the registration requirements under the Act and that there can be no assurance that the conditions of such Rule will be satisfied so as to allow any proposed sale.

     (f) The Securityholder agrees not to sell, pledge, hypothecate or otherwise transfer any of the VSL Shares received by him under this Agreement except or unless: (i) there is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or
          (ii) such Securityholder shall have notified the Buyer of the proposed disposition and shall have furnished the Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and, if reasonably requested by the Buyer, the Securityholder shall have furnished the Buyer with an opinion of counsel, reasonably satisfactory to the Buyer, that such disposition will not require registration of such the VSL Shares under the Act.

     (g) The certificates representing the VSL Shares to be issued pursuant hereto will bear the following legend:

                   THE SHARES REPRESENTED BY THIS
                   CERTIFICATE HAVE BEEN ISSUED PURSUANT TO
                   A SECURITIES PURCHASE AGREEMENT DATED
                   AS OF May 31, 1996, WITH VENTURE SEISMIC
                   LTD.  SUCH SHARES HAVE NOT BEEN
                   REGISTERED UNDER THE SECURITIES ACT OF
                   1933 OR ANY APPLICABLE STATE OR

                                  APPENDIX A-3

                   PROVINCIAL SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE OR PROVINCIAL SECURITIES LAWS, UNLESS, IN THE OPINION, WHICH SHALL BE IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO VENTURE SEISMIC LTD., SUCH REGISTRATION IS NOT REQUIRED, OR UNLESS VENTURE SEISMIC LTD. HAS DETERMINED TO PERMIT SUCH TRANSFER WITHOUT THE PROVISION OF SUCH AN OPINION.

         Each Securityholder also understands that the Buyer will instruct its transfer agent to place a stop transfer notation in its records with respect to the certificates representing the VSL Shares.

     (h) DISCLOSURE MATERIALS. Each Securityholder represents and warrants to the Buyer that he or it has received and had full opportunity, prior to the execution of this Agreement to review thoroughly (along with counsel, accountants or other advisers) a copy of each of the following documents: (i) the Buyer's Prospectus dated November 6, 1995; (ii) Report on Form 10KSB for the fiscal year ended September 30, 1995 and (iii) the Buyer's reports on Form 10-QSB for the periods ended December 31, 1995 and March 31, 1996.

     (i) ACCESS TO INFORMATION. The Securityholder represents, warrants and acknowledges that the Securityholder, and the attorneys, accountants, representatives and agents of the Securityholder, have had a reasonable time prior to the execution hereof and completion of the transactions contemplated hereby, to ask questions and receive answers concerning the business and operations of the Buyer and to obtain any additional information necessary to make a fully informed decision with respect to the execution of this Agreement, and the investment in the VSL Shares effected hereby.

  A.2  FURTHER  REPRESENTATIONS  AND  WARRANTIES  OF  THE  SECURITYHOLDER.   The
  Securityholder hereby further represents and warrants to the Buyer as follows:

  A.2.1 CORPORATE EXISTENCE. Boone is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and it has all requisite power and authority and all necessary licenses, permits and authorizations to carry on its business as it has been and is now being conducted and to own, lease and operate the properties used in connection therewith. Boone is qualified as a foreign corporation authorized to do business and is in good standing in each jurisdiction in which such qualification is required, all of which jurisdictions are listed on Schedule
  A.2.1 hereto.

  A.2.2 CAPITALIZATION. The total authorized capital stock of Boone consists of 1000 shares of common stock, of which 1000 of such shares are issued and outstanding (all such issued and outstanding shares have been previously defined as the "SHARES"). All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable, were not issued or transferred in violation of the terms of any agreement or other understanding binding upon Boone and were issued and transferred in compliance with all applicable charter documents of Boone and all applicable federal, provincial, state and foreign securities

                                  APPENDIX A-4

  laws, rules and regulations. There are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from Boone any shares of, or any securities convertible into, the capital stock of Boone. All preemptive rights with respect to the issuance of the Shares or any other capital shares of Boone have been complied with.

  A.2.3 SUBSIDIARIES; NO INTEREST IN OTHER ENTITIES. Boone owns no shares of any corporation and has no other ownership or other investment interests, either of record, beneficially or equitably, in any association, partnership, joint venture or legal entity, except for bank, checking and money market accounts and other cash equivalent investments.

  A.2.4 FINANCIAL STATEMENTS. The Securityholder has delivered to the Buyer prior to the date hereof (a) the balance sheets of Boone as of December 31, 1993, December 31, 1994 and December 31, 1995 and the related statement of operations, shareholders' equity and cash flows for the 12-month periods then ended, internally prepared by Boone, and (b) the unaudited balance sheets as at, and statements of income for the periods ended, January 31, February 29 and March 31, 1996. The unaudited balance sheet of Boone as of December 31, 1995 shall be referred to as the "DECEMBER 31, 1995 BALANCE SHEET" together with the statement of operations, shareholders' equity and cash flows for the periods then ended. The foregoing financial statements shall collectively be referred to as the "FINANCIALS". Such Financials (including without limitation all notes, comments, schedules and supplemental data contained in or annexed to such statements), correct and complete copies of all of which are attached hereto as Schedule A.2.4, are accurate, complete and in accordance with the books and records of Boone and present fairly the financial position and assets and liabilities of Boone as of their respective dates and the results of their operations for the periods then ended, in conformity with U.S. generally accepted accounting principles applied on a consistent basis.

  A.2.5 ACCOUNTS RECEIVABLE. All accounts receivable of Boone (a) are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and (b) were generated only in the ordinary course of business.

  A.2.6 INVENTORY AND REVENUE PRODUCING EQUIPMENT. All inventory and revenue producing equipment of Boone reflected on the December 31, 1995 Balance Sheet, and all inventory and revenue producing equipment owned by Boone as of the date hereof, was acquired and has been maintained in accordance with the regular business practices of Boone, consists of items of a quality and quantity useable, saleable or rentable in the ordinary course of their businesses consistent with past practice, and is valued in conformity with generally accepted accounting principles applied on a consistent basis; no significant amount of such inventory or revenue producing equipment is obsolete.

  A.2.7 ABSENCE OF UNDISCLOSED LIABILITIES.

      (j)  Boone is not liable for or subject to any liability except for:

          (i) those liabilities and obligations adequately and specifically disclosed on the December 31, 1995 Balance Sheet and not heretofore paid or discharged;

          (ii) those liabilities and obligations arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement

                                  APPENDIX A-5

                           specifically disclosed on any Schedule to this Appendix A or not required to be disclosed thereon because of the term or amount involved or otherwise; and

          (iii)those liabilities and obligations incurred, consistent with its past practice, in the ordinary course of its business and either not required to be shown on the December 31, 1995 Balance Sheet or arising since December 31, 1995, which liabilities and obligations in the aggregate are of a character and magnitude consistent with its past practice.

For purposes of this Section A.2.7 and Section 8.1 hereof, the term "LIABILITIES" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

      (k) Except as provided in Section A.2.18 hereof, Boone does not provide or maintain, and is not required under applicable law to provide or maintain, for their employees any pension, retirement, profit-sharing or other plan or policy for the benefit of employees which is required to comply with, and Boone has no liabilities with respect to itself or any other person under, the federal Employees Retirement Income Security Act of 1974 ("ERISA"), the Income Tax Act (Canada) (the "ITA"), the Unemployment Insurance Act (Canada) or the Canada Pension Plan Act (Canada). Furthermore, Boone has no liability for any dividends or distributions to any Securityholder and since December 31, 1995 has not paid or delivered or become committed to pay or deliver any dividend, or made or become committed to make any distribution or payment, to any shareholder in respect of its capital shares or redeemed, purchased or otherwise acquired any of its capital shares.

A.2.8 EXISTING CONDITION. Except as disclosed on Schedule A.2.8 hereto, since December 31, 1995, Boone has not:

      (l) sold, assigned or transferred any of its assets or properties except in the ordinary course of its business consistent with past practice;

      (m) created, incurred, assumed or guaranteed any indebtedness for money borrowed or incurred any other liabilities exceeding $5,000.00 in the aggregate except for current liabilities incurred consistent with past practice;

      (n) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting their businesses, operations, assets, properties or prospects or (ii) of any item carried on Boone's books of account at more than $5,000.00;

      (o) suffered any material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

      (p) made any capital expenditure or capital addition or betterment except for such as may be involved in the ordinary repair, maintenance and replacement of its assets;

                                  APPENDIX A-6

      (q) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of their directors, officers or employees, or to any Securityholder, or made any increase in, or any addition to, other benefits to which any of its directors, officers or employees or any Securityholder may be entitled; or

      (r) entered into any transaction other than in the ordinary course of its business consistent with past practice.

Except as disclosed on Schedule A.2.8 hereto, since December 31, 1995, Boone has not made or suffered any amendment to or termination of any material contract or commitment (including without limitation all international contracts and commitments) to which it is or was a party or by which it or any of its properties are or were bound.

A.2.9   ASSETS AND PROPERTIES.

      (s) Boone owns outright and has good, valid and marketable title to all of its properties and assets, real, personal and mixed, including without limitation all of the properties and assets reflected on the December 31, 1995 Balance Sheet and those acquired since December 31, 1995 (except in each case for properties and assets sold or otherwise disposed of since December 31, 1995 in the ordinary course of its business consistent with past practice), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except liens for current taxes not yet due and payable and items disclosed on Schedule A.2.9 hereto. All leases, licenses, permits and authorizations in any manner related to the assets, properties or business of Boone and all other instruments, documents and agreements pursuant to which Boone has obtained the right to use any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, licenses, permits, authorizations, instruments, documents or agreements any existing default or event which with the giving of notice or lapse of time, or both, would constitute a default.

      (t) All facilities, buildings, vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of tangible personal property owned or used by Boone is in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of their businesses and conform to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof.

A.2.10 TAXES AND TAX RETURNS AND REPORTS. With respect to Boone (referred to in this Section A.2.10 as the "COMPANY"), (a) all reports, returns, statements (including without limitation estimated reports, returns or statements), and other similar filings required to be filed on or before the Closing Date by the Company (the "TAX RETURNS") with respect to any Taxes (as defined in this Section A.2.10) have been timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns correctly reflect the liability of the Company for Taxes for the periods, properties or events covered thereby, (b) all Taxes payable with respect to the Tax Returns, and all Taxes accruable with respect to events occurring prior to the Closing Date, whether disputed or not, and whether or not shown on any Tax Return, will have been paid in full prior to the Closing Date,

                                  APPENDIX A-7

or an adequate accrual in accordance with generally accepted accounting principles is provided with respect thereto on the Closing Balance Sheet, (c) no deficiency in respect of any Taxes which has been assessed against any Company remains unpaid and neither Boone nor any Securityholder has knowledge of any unassessed Tax deficiencies or of any audits or investigations pending or threatened against the Company with respect to any Taxes, (d) there is in effect no extension for the filing of any Tax Return and the Company has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax, (e) no claim has ever been made by any Tax authority in a jurisdiction in which the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (f) there are no statutory liens for Taxes upon any asset of the Company except for statutory liens for current Taxes not yet due, (g) no issues have been raised in any examination by any Tax authority with respect to the Company which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined, (h) the Company is a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any person with respect to any Taxes, (i) the Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for income tax purposes, (j) there are no accounting method changes or proposed accounting method changes of the Company that could give rise to an adjustment under the ITA or under section 481 of the Internal Revenue Code of 1986, as amended (the "CODE"), for periods after the Closing Date, (k) there are no requests for rulings in respect of any Tax pending between the Company and any Taxing authority, (l) since the date of its ownership by the Securityholder, the Company has been a member of any affiliated group other than the affiliated group of which Boone is the common parent and (m) the Company has timely made all deposits required by law to be made with respect to employees' withholding and other employment taxes.

For purposes of this Agreement, "TAXES" means any taxes, duties, assessments, fees, levies or similar governmental charges, together with any interest, penalties and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, provincial, state, local, municipal or foreign), including without limitation all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment,, workers' compensation, excise, severance, property, windfall profits, value added, ad valorem, occupation or any other similar governmental charge or imposition.

A.2.11 BOOKS OF ACCOUNT. The books of account of Boone reflect all of its items of income and expense, and all of its assets and liabilities required to be reflected therein, in accordance with generally accepted accounting principles.

A.2.12 LEGAL PROCEEDINGS; ETC. Except as disclosed on Schedule A.2.12, there are no disputes, claims, actions, suits or proceedings (including without limitation local zoning or building ordinance proceedings), arbitrations or investigations, either administrative or judicial, pending or, to the knowledge of Boone or any Securityholder, threatened or contemplated, by or against or affecting Boone or its assets or business, before or by any court or governmental or regulatory official, body or authority, or before an arbitrator of any kind. Neither Boone nor any Securityholder has any knowledge of any condition or state of facts or the occurrence of any event that might reasonably form the basis of any claim, liability or litigation against Boone. Boone is not a party to or otherwise bound or affected by the provisions of any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority.

A.2.13 COMPLIANCE WITH LAW. Boone has complied in all material respects with each, and is not in violation of any, law, rule or regulation to which it or its business is, or its operations, assets or properties

                                  APPENDIX A-8

are, subject and has not failed to obtain or adhere to the requirements of any license, permit or other authorization necessary to the ownership of its assets and properties or to the conduct of its business.

A.2.14 VALIDITY OF CONTEMPLATED TRANSACTIONS; ETC. The execution, delivery and performance hereof by the Securityholder will not contravene or violate (a) any law, rule or regulation to which Boone is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Boone or (c) the charter documents of Boone; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which Boone is a party or otherwise bound or affected or by which any of the assets or properties of Boone may be bound or affected or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of Boone thereunder.

A.2.15 INSURANCE. Schedule A.2.15 contains a true and complete description of the insurance coverage in effect now or at any time during the past five years with respect to Boone and its business and properties, together with a description of all insurance claims in any one case in excess of $25,000.00 made by Boone during the past five years. Boone has at all times during the past five years maintained insurance coverage substantially similar to the insurance coverage currently in effect. There is no default under any such current coverage, nor has there been any failure to give any notice or present any claim under any such coverage in a timely fashion or in the manner or detail required by the policy or binder. There are no outstanding unpaid premiums, and there are no provisions in any insurance coverage of Boone for retroactive or retrospective premium adjustments. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such coverage has been received by Boone. All products liability and general liability insurance policies maintained by Boone are and historically have been occurrence policies and not claims made policies. There are no outstanding performance bonds or other surety arrangements covering or issued for the benefit of Boone or its business or as to which Boone has or may incur any liability.

A.2.16 CONTRACTS AND COMMITMENTS. Except as listed and described on Schedule
A.2.16 hereto or, in the case of benefit plans and arrangements, Schedule A.2.18 hereto, Boone is not is a party to or otherwise bound or affected by any written or oral:

      (u) agreement, contract or commitment with any present or former shareholder, director, officer, employee or consultant or for the employment of any person, including without limitation any consultant;

      (v) agreement, contract, commitment or arrangement with any labour union or other representative of employees;

      (w) agreement, contract or commitment for the purchase of, or payment for, supplies or products, or for the performance of services by a third party, involving in any one case $5,000.00 or more;

      (x) agreement, contract or commitment to sell or supply products or to perform services, involving in any one case $5,000.00 or more;

                                  APPENDIX A-9

      (y)   agreement,  contract or commitment not otherwise  listed on Schedule
            A.2.16 hereto and continuing over a period of more than six months from the date hereof or exceeding $5,000.00 in value;

      (z)   representative or sales agency agreement, contract or commitment;

      (aa) real property sale agreements wherein Boone is the vendor or purchaser, real property lease agreements wherein Boone is the lessor or the lessee and all chattel lease agreements wherein Boone is the lessor or the lessee;

      (bb) note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other agreement or contract, commitment or arrangement for the borrowing or lending of money (including without limitation loans to or from officers, directors, any Securityholder or any member of any of their immediate families), agreement, contract, commitment or arrangement for a line of credit or guarantee, indemnity, pledge or undertaking in any manner whatsoever of the indebtedness of any other person;

      (cc) agreement, contract or commitment for any charitable or political contribution;

      (dd) agreement, contract or commitment for any capital expenditure in excess of $5,000.00;

      (ee) agreement, contract or commitment limiting or restraining it from engaging or competing in any lines of business with any person, nor is any officer or employee of Boone subject to any such agreement;

      (ff) license, franchise, distributorship or other similar agreement, contract or commitment, including without limitation those which relate in whole or in part to any patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how of or used by Boone; or

      (gg) material agreement, contract or commitment not made in the ordinary course of business.

                  Except as may be disclosed on Schedule A.2.16 hereto, each of the agreements, contracts, commitments, arrangements, leases and other instruments, documents and undertakings listed on Schedule A.2.16 hereto is valid and enforceable in accordance with its terms, and the parties thereto are in compliance with the provisions thereof, no party is in default in the performance, observance or fulfilment of any material obligation, covenant or condition contained therein, and no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder; furthermore, except as may be disclosed on Schedule A.2.16 hereto, no such agreement, contract, commitment, arrangement, lease or other instrument, document or undertaking, in the reasonable opinion of Boone or any Securityholder, contains any contractual requirement with which there is a reasonable likelihood Boone or any other party thereto will be unable to comply.

A.2.17 ADDITIONAL INFORMATION. Schedule A.2.17 hereto contains, to the extent not described in some other Schedule hereto, accurate lists and summary descriptions of the following:


      (hh) all vehicles, equipment, furniture and fixtures, leasehold improvements and other material items of personal property owned or leased by Boone, specifying which are owned and which are leased and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease, and also specifying serial numbers (where appropriate) and location;

                                 APPENDIX A-10

      (ii) all real property and interests in real property owned, leased or otherwise held by Boone specifying which are owned and which are leased and, with respect to leased property, specifying the identity of the lessor, the rental rate and the unexpired term of the lease;

      (jj)  the names of all present directors of Boone;

      (kk) the names and current annual salary or hourly rates of all present officers and employees of Boone together with a statement of the full amount of any bonuses, profit sharing or other remuneration paid to each such person and to any director during the current or the last fiscal year or payable to each such person in the future and the basis therefor;

      (ll) the names and addresses of each bank and other financial institution or fund in which Boone maintains an account (whether checking, savings, money market or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access with respect thereto;

      (mm) a listing and description of all cash equivalent items held by Boone;

      (nn)  a list of all of licenses, permits and authorizations of Boone;

      (oo) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of Boone;

      (pp) the names of all persons holding powers of attorney from Boone and a summary statement of the terms thereof; and

      (qq) a listing of all current liabilities of Boone in excess of $5,000.00.

A.2.18   BENEFIT PLANS AND ARRANGEMENTS.

      (rr) Schedule A.2.18 hereto lists all employee benefit plans, funds, policies, arrangements, practices, customs and understandings or programs, whether or not they are or are intended to be (i) covered or qualified under the ITA, the Code, ERISA or any other applicable law, (ii) written or oral, (iii) funded or unfunded or (iv) generally available to any or all employees (or former employees) of Boone (and/or their beneficiaries or dependents), which were or are established, contributed to or maintained by Boone, including without limitation welfare, fringe benefit, pension, profit sharing, retirement, stock purchase, stock option, stock bonus, disability or wage continuation, sick pay or vacation pay, supplemental unemployment, severance or deferred compensation plans (the "PLANS"). For purposes of this Section A.2.18, the term "BOONE" shall include any corporation which is a member of a controlled group of corporations (as defined in section 414(b) of the Code) which includes Boone, any trade or business (whether or not

                                  APPENDIX A-11

            incorporated) which is under common control (as defined in section 414(c) of Code) with Boone, any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in section 414(m) of the Code) which includes Boone and any other entity required to be aggregated with Boone pursuant to the regulations issued under section 414(o) of the Code.

      (ss) With respect to any such Plans, Boone has made all contributions thereto which it has accrued on its financial statements and other books and records as a liability and Boone has delivered or made available to the Buyer true, accurate and complete copies of (i) all documents governing such Plans, and all amendments thereto, (ii) all reports filed by Boone or Plan officials with respect to such Plans with the United States Department of Labor, the Internal Revenue Service (the "IRS") and any other federal, provincial or state regulatory agency, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants in any of such Plans, (iv) all actuarial, accounting and financial reports prepared with respect to any of such Plans and (v) all currently effective IRS ruling or determination letters on any of such Plans.

      (tt) The Plans and provisions thereof, the trusts created thereby, and the operation of the Plans are (and have at all times been) in compliance with and conform (and at all times have conformed) to the applicable provisions of the ITA, the Code, ERISA, other applicable statutes and governmental rules and regulations.

      (uu) There is no action, claim or demand of any kind (other than routine claims for benefits) which has been brought or, to the knowledge of Boone or any Securityholder threatened, against any Plan or the assets thereof, or against any fiduciary of any such Plan.

      (vv) No Plan is, and Boone does not have any liability, actual or contingent, with respect to any plan that is (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a multi-employer pension plan, as that term is defined in sections 4001(a)(e) and 3(37) of ERISA, (iii) a plan providing life, health or medical benefits to retired employees or (iv) a self-insured welfare benefit plan.

      (ww) With respect to any Plan that is an employee welfare benefit plan (within the meaning of section 3(1) of ERISA) (a "WELFARE PLAN"),
            (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deductions and (ii) any Plan that is a group health plan (within the meaning of section 5000(b)(1) of the Code) complies, and in each and every case has complied, with all of the requirements of section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act.

      (xx) The Buyer has not made any commitment regarding the continuation of any Plan maintained by Boone after the Closing Date and the Buyer will be free, in its sole discretion, to cause Boone to amend, cancel, terminate or otherwise modify in any and all respects any such Plan.

A.2.19 ENVIRONMENTAL MATTERS. In addition to the representations and warranties in Section A.2.13 hereof and not in limitation thereof, (a) no releases of Hazardous Materials (as defined in this Section

                                  APPENDIX A-12

A.2.19) have occurred at or from any property which is the subject of this transaction or which was otherwise owned or used at any time by Boone or any of its predecessors for management of Hazardous Materials, (b) there are no past, pending, or threatened Environmental Claims (as defined in this Section A.2.19) against Boone, (c) there are no leaking underground storage tanks owned by Boone, or located at any facility owned or operated by Boone and (d) there are no facts, circumstances, or conditions that could reasonably be expected to restrict, under any Environmental Law or Environmental Permit (each as defined in this Section A.2.19) in effect prior to or at the Closing Date, the ownership, occupancy, use or transferability of any property owned, operated or leased by Boone. As used in this Section A.2.19:

  (i) "ENVIRONMENTAL CLAIMS" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, violations or proceedings related to any applicable Environmental Law or any Environmental Permit brought, issued or asserted by: (A) a governmental authority for compliance, damages, penalties, removal, response, remedial or other action pursuant to any applicable Environmental Law or
        (B) a third party seeking damages for personal injury or property damage resulting from the release of a Hazardous Material at, to or from any facility of Boone, including without limitation Boone employees seeking damages for exposure to Hazardous Materials;


     (ii) "ENVIRONMENTAL LAWS" means all federal, provincial, state and local laws, statutes, ordinances, codes, rules and regulations related to protection of the environment or the handling, use, generation, treatment, storage, transportation or disposal of
                Hazardous Materials;

     (iii) "ENVIRONMENTAL PERMIT" means all permits, licenses, approvals, authorizations or consents required by any governmental authority under any applicable Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a governmental authority under any applicable Environmental Law; and

     (iv) "HAZARDOUS MATERIAL" means any hazardous or toxic substance, material or waste which is regulated as of the Closing Date by any federal, provincial, state or local governmental authority under any Environmental Law now or hereafter effective, including, without limitation, any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

A.2.20   INTELLECTUAL PROPERTY.

      (yy) The patents, patent applications, trademarks, trademark applications, trade names and trade name applications and licenses in respect thereof as set forth in Schedule A.2.20 hereto annexed are:

         (i) the only ones necessary so as to enable Boone to carry on its business as presently conducted; and

                                  APPENDIX A-13

         (ii) to the knowledge of the Securityholder, Boone is entitled to use the same and the Securityholder is not aware of any other person using the same in any jurisdiction where Boone carries on business.

      (zz) Boone owns or licenses or otherwise has the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of its assets and business, without infringement upon or conflict with the rights of any other person with respect thereto, including, without limitation, all trade names associated with any private label brands of Boone. To the best knowledge of the Securityholder, no slogan or other advertising, device, product, process, method, substance, part or component or other material now employed, or now contemplated by be employed, by Boone infringes upon or conflicts with any rights owned by any other person, and no claim or litigation regarding any of the foregoing is pending or threatened. No patent, invention, device, application, principle and no statute, law, rule, regulation, standard or code involving the intellectual property is pending or, to the knowledge of the Securityholder, proposed, except where the consequences in the aggregate have no material adverse effect on Boone or its business.

A.2.21 NO THIRD PARTY OPTIONS. There are no existing agreements, options, commitments or rights with, to or in any third person to acquire any of the assets or properties of Boone or any interest therein, except for those contracts entered into in the ordinary course of business consistent with past practice for the sale of Boone's' products and services.

A.2.22 SCHEDULES; DELIVERY OF DOCUMENTS; CORPORATE RECORDS. The Securityholder has delivered or made available to the Buyer the originals or true and complete copies of all documents, including without limitation all amendments, supplements or modifications thereof or waivers currently in effect thereunder, referred to on the Schedules hereto or otherwise material to the representations and warranties in this Agreement and have also delivered to the Buyer copies of the constating documents of Boone and all amendments thereto and the By-Laws, as amended, of Boone. The minute and stock record books of Boone, which have been made available to the Buyer for its inspection, contain complete and correct copies of all charter documents and the records of all meetings and consents in lieu of meeting of the Boards of Directors (and any committees thereof) and voting shareholders of Boone since the dates of their incorporation.

A.2.23 COMPLETENESS OF DISCLOSURE. No representation or warranty by any Securityholder contained in this Agreement, and no representation, warranty or statement contained in any list, certificate, Appendix, Schedule, Exhibit or other instrument, document, agreement or writing furnished or to be furnished to, or made with, the Buyer pursuant hereto or in connection with the negotiation, execution or performance hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state any fact necessary to make any statement herein or therein not misleading. No Securityholder has any information or knowledge of any fact not communicated to the Buyer and relating to Boone which, if known to the Buyer, might reasonably be expected to deter the Buyer from entering into this Agreement or from completing the transactions contemplated by this Agreement. All facts known to such Securityholder which are material to an understanding of the business of Boone have been disclosed to the Buyer.

                                  APPENDIX A-14

A.3      REPRESENTATIONS AND WARRANTIES OF THE BUYER.

A.3.1 REPORTING ISSUER STATUS. The Buyer is a "reporting issuer" as that term is defined in the Securities Act (Alberta) and the common shares of the Buyer are listed for trading on the Nasdaq National Market.

A.3.2 AUTHORIZED CAPITAL. The authorized capital of the Buyer consists of an unlimited number of common shares, of which 3,004,050 common shares are issued and outstanding.

A.3.3 CORPORATE EXISTENCE. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta.

A.3.4 CORPORATE POWER AND AUTHORIZATION. The Buyer has the corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance hereof by the Buyer have been duly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Buyer and is enforceable against the Buyer in accordance with its terms.

A.3.5 VALIDITY OF CONTEMPLATED TRANSACTIONS; ETC. The execution, delivery and performance hereof by the Buyer will not contravene or violate (a)any law, rule or regulation to which the Buyer is subject, (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Buyer or (c) the Certificate of Incorporation or ByLaws of the Buyer; nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent which has not been obtained of any other party to, any contract, commitment or agreement, oral or written, to or by which the Buyer is a party or otherwise bound or affected or by which any of the Buyer's assets or properties may be bound or affected. No authorization, approval or consent, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance hereof by the Buyer.